Amendment #2 to Custodian

Agreement

This Amendment #2 dated January 1, 2024 (the “Amendment”) to the Custodian Agreement, dated as of February 25, 2008, as amended from time to time (the “Current Agreement”), is being entered into by and between Brown Brothers Harriman & Co. (“BBH” or the “Custodian”) and Touchstone Strategic Trust, Touchstone Funds Group Trust, and Touchstone Variable Series Trust (each, a “Trust” and together, the “Trusts”) acting with respect to each series of each Trust.

Background

Custodian entered into the Current Agreement, as previously amended on March 20, 2017, with Touchstone Variable Series Trust, Touchstone Strategic Trust, Touchstone Funds Group Trust, and Touchstone Institutional Funds Trust. The parties wish to amend the Current Agreement as set forth in this Amendment to reflect certain trust consolidations and to adopt an amended Schedule of Global Services and Charges, effective as of January 1, 2024.

Terms

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

I.	Modifications to Current Agreement.

a.	The Current Agreement is hereby amended by deleting all references to Touchstone Institutional Funds Trust.

b.	The Current Agreement is further amended by deleting the introductory paragraph in its entirety and replacing it with the following:

THIS AGREEMENT, dated as of February 25, 2008, as amended from time to time, is between each of Touchstone Strategic Trust and Touchstone Variable Series Trust, each a business trust organized under the laws of the Commonwealth of Massachusetts, and Touchstone Funds Group Trust, a statutory trust organized under the laws of the State of Delaware, each of which is registered with the Securities and Exchange Commission under the 1940 Act (each, a “Trust” and together the “Trusts”) acting with respect to each series of each Trust (individually a “Fund” and collectively, the “Funds”), and Brown Brothers Harriman & Co., a limited partnership formed under the laws of the State of New York (“BBH&Co.” or the “Custodian”).

c.	The Current Agreement is further amended by adopting an amended Schedule of Global Services and Charges, executed by the parties to the Current Agreement and dated as of January 1, 2024.

2.        Application to Schedules. The revisions detailed in this Amendment shall also apply, as applicable, to any Schedules to the Current Agreement.

3.        Remainder of Current Agreement. Except as specifically modified by this Amendment, all terms and conditions of the Current Agreement and any Schedules shall remain in full force and effect.

4.        Governing Law. The governing law of the Current Agreement shall be the governing law of this Amendment.

5.        Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein.

6.        Counterparts. This Amendment may be executed in one more counterparts; such execution of counterparts may occur by original manual signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

Brown Brothers Harriman & Co.

By:	/s/ Elizabeth E. Prickett

Name:	Elizabeth E. Prickett

Title:	Principal

Touchstone Strategic Trust
Touchstone Funds Group Trust
Touchstone Variable Series Trust

By:	/s/ Terrie Wiedenheft

Name:	Terrie Wiedenheft

Title:	Treasurer